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                                                                    EXHIBIT 21.1


                            MICHAELS STORES, INC.
                    SUBSIDIARIES OF MICHAELS STORES, INC.


Michaels of Canada, ULC, a Nova Scotia unlimited liability company.

Michaels Stores of Puerto Rico, Inc., a Delaware corporation.

Aaron Brothers, Inc., a Delaware corporation.

5931, Inc., a Delaware corporation.

5931 Business Trust, a Delaware business trust.